NEUBERGER BERMAN INCOME FUNDS
SUB-ADVISORY AGREEMENT

SCHEDULE A
SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman Core Bond Fund

Neuberger Berman Floating Rate Income Fund

Neuberger Berman New York Municipal Money Fund

Neuberger Berman Tax-Free Money Fund

Date: December 28, 2009

NEUBERGER BERMAN INCOME FUNDS
SUB-ADVISORY AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Core Bond Fund	0.15%
Neuberger Berman Floating Rate Income Fund	0.15%
Neuberger Berman New York Municipal Money Fund	0.03%
Neuberger Berman Tax-Free Money Fund	0.03%

Date: December 28, 2009